                                                                    EXHIBIT 12.1

                                   NIKE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      YEAR ENDED MAY 31,
                                                                             ------------------------------------
                                                                                1995        1996         1997
                                                                             ----------  ----------  ------------
                                                                                    (DOLLARS IN THOUSANDS)
Net income.................................................................  $  399,664  $  553,190  $    795,822
Income taxes...............................................................     250,200     345,900       499,400
                                                                             ----------  ----------  ------------
  Income before income taxes...............................................     649,864     899,090     1,295,222
                                                                             ----------  ----------  ------------
Add fixed charges
  Interest expense (A).....................................................      24,469      40,356        55,108
  Interest component of leases (B).........................................      14,502      17,494        28,036
                                                                             ----------  ----------  ------------
Total fixed charges........................................................      38,971      57,850        83,144
                                                                             ----------  ----------  ------------
Earnings before income taxes and fixed charges (C).........................  $  688,574  $  956,082  $  1,375,601
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------
Ratio of earnings to total fixed charges...................................       17.67       16.53         16.54
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

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(A) Interest expense includes interest both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.